UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  March 13, 2009

CHINA AGRITECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49608	75-2955368
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

Room 3F No. 11 Building, Zhonghong International Business Garden

Future Business Center,

Chaoyang North Road, Chaoyang District, Beijing, China 100024
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:
(86)10-59621278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 13, 2009, the Board of Directors of China Agritech, Inc. (the “Company”) accepted the resignation of Ms. Xia Rong Teng as Chief Operating Officer of the Company.  There were no disagreements between Ms. Teng and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in her resignation.  Ms. Teng will continue to serve as a member of the Board of Directors of the Company.

Effective as of March 13, 2009, the Board of Directors also appointed Mr. Ming Fang Zhu to serve as Chief Operating Officer of the Company. The Company is in the process of finalizing an employment agreement with Mr. Zhu.  However, the Company has verbally agreed to pay Mr. Zhu an annual salary of RMB 240,000 (U.S. $35,144).

Prior to being appointed Chief Operating Officer of the Company, Mr. Zhu, 42, served as President of Beijing Agritech Fertilizer Co, Ltd., a subsidiary of the Company, from April 2007 to March 2009 and Vice President of Strategic Development of Beijing Agritech Fertilizer Co, Ltd from January 2006 to April 2007.   Prior to joining the Company, Mr. Zhu was the Chief Executive Officer and a member of the Board of Directors of Gateguard Information Security Co, Ltd. from February 2002 to December 2005.  Mr. Zhu earned a bachelor’s degree in physics from Xuzhou Normal University and a master’s degree in economics from Henan University.  He also holds a law degree and is a state-certified economist in China.

Mr. Zhu has no family relationships with any of the executive officers or directors of the Company.  There have been no transactions in the past two years to which the Company or any of its subsidiaries was or is to be a party, in which Mr. Zhu had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRITECH, INC.

Date: March 19, 2009	/s/ Yu Chang
Yu Chang
Chief Executive Officer